99.7   Schedule showing the effect on Item 6 of the 2011 Form 10-K, Selected Financial Data (000’s, except per share amounts).

Selected financial data - as previously reported under Item 6 of 2011 Form 10-K

(in thousands, except per share amounts)	2011	2010	2009	2008
Summary of Operations
Net sales	$814,696	$765,769	$737,621	$897,169
Cost of goods sold	485,735	471,006	484,335	595,910
Restructuring and other	9,317	3,747	68,174	37,708
Goodwill and intangible impairment charge	-	-	-	73,316
Operating income/(loss)	83,073	71,285	(36,126)	(81,805)
Interest expense, net	18,121	17,240	20,627	24,253
Income/(loss) from continuing operations	26,534	31,476	(21,461)	(91,936)
(Loss)/income from discontinued operations	8,404	6,160	(11,997)	14,490
Net income/(loss)	34,938	37,636	(33,458)	(77,446)
Basic income/(loss) from continuing operations per share	0.85	1.01	(0.70)	(3.09)
Basic net income/(loss) per share	1.12	1.21	(1.09)	(2.60)
Diluted net income/(loss) per share	1.11	1.21	(1.09)	(2.60)
Dividends declared per share	0.51	0.48	0.48	0.47
Weighted average number of shares outstanding - basic	31,262	31,072	30,612	29,786
Capital expenditures, including software	27,504	31,048	41,863	139,815

Financial position
Cash	$118,909	$117,925	$94,139	$103,998
Property, plant and equipment, net	439,516	481,952	507,440	529,423
Total assets	1,230,928	1,278,293	1,345,149	1,404,118
Current liabilities	170,711	165,856	188,164	210,177
Long-term debt	373,125	423,634	483,894	530,176
Total noncurrent liabilities	644,367	686,178	734,372	775,352
Total liabilities	815,078	852,034	922,536	985,529
Shareholders’ equity	415,850	426,259	422,613	418,589

Adjustments to selected financial data

(in thousands, except per share amounts)	2011	2010	2009	2008
Summary of Operations
Net sales	$(27,409)	$(22,882)	$(18,992)	$(21,418)
Cost of goods sold	(12,614)	(10,092)	(10,139)	(11,867)
Restructuring and other	-	-	(61)	(182)
Operating income	(8,465)	(6,576)	(3,594)	(3,092)
Income from continuing operations	(5,268)	(4,053)	(2,071)	(1,809)
Income from discontinued operations	5,268	4,053	2,071	1,809
Basic income/(loss) from continuing operations per share	(0.17)	(0.13)	(0.07)	(0.06)
Capital expenditures, including software	(76)	(91)	(36)	(25)
Property, plant and equipment, net	(563)	(1,241)	(1,607)	(2,810)

Selected financial data - as adjusted to reclassify Primaloft Products to discontinued operations

(in thousands, except per share amounts)	2011	2010	2009	2008
Summary of Operations
Net sales	$787,287	$742,887	$718,629	$875,751
Cost of goods sold	473,121	460,914	474,196	584,043
Restructuring and other	9,317	3,747	68,113	37,526
Goodwill and intangible impairment charge	-	-	-	73,316
Operating income/(loss)	74,608	64,709	(39,720)	(84,897)
Interest expense, net	18,121	17,240	20,627	24,253
Income/(loss) from continuing operations	21,266	27,423	(23,532)	(93,745)
(Loss)/income from discontinued operations	13,672	10,213	(9,926)	16,299
Net income/(loss)	34,938	37,636	(33,458)	(77,446)
Basic income/(loss) from continuing operations per share	0.68	0.88	(0.77)	(3.15)
Basic net income/(loss) per share	1.12	1.21	(1.09)	(2.60)
Diluted net income/(loss) per share	1.11	1.21	(1.09)	(2.60)
Dividends declared per share	0.51	0.48	0.48	0.47
Weighted average number of shares outstanding - basic	31,262	31,072	30,612	29,786
Capital expenditures, including software	27,428	30,957	41,827	139,790

Financial position
Cash	$118,909	$117,925	$94,139	$103,998
Property, plant and equipment, net	438,953	480,711	505,833	526,613
Total assets	1,230,928	1,278,293	1,345,149	1,404,118
Current liabilities	170,711	165,856	188,164	210,177
Long-term debt	373,125	423,634	483,894	530,176
Total noncurrent liabilities	644,367	686,178	734,372	775,352
Total liabilities	815,078	852,034	922,536	985,529
Shareholders’ equity	415,850	426,259	422,613	418,589